Exhibit 10.70

[Date]
VIA HAND DELIVERY
[Name]
C/O Lantheus Medical Imaging, Inc.
331 Treble Cove Road
North Billerica, MA 01862

Re: Severance
This letter agreement (this “Agreement”) sets forth the terms and conditions pursuant to which Lantheus Medical Imaging, Inc., a Delaware corporation (the “Company”), will pay you cash severance if your employment with the Company is terminated in a Qualifying Termination (as defined below). Following your execution of this Agreement, the severance payments and benefits described in this Agreement will be the only severance payments or benefits that you will be entitled to in connection with a termination of your employment and you will not be entitled to any severance payments or benefits under the terms of any other agreement with the Company, including, without limitation, that certain Employment Agreement, dated as of [________] (collectively, and with any and all amendments, the “Employment Agreement”), or any plan, policy or program of the Company.

1.	Severance Payments.

(a)
Non-Change in Control Severance. If your employment with the Company is terminated in a Qualifying Termination other than on or within twelve (12) months following a Change in Control, then, subject to terms and conditions of this Agreement, the Company will:

i.
pay you an amount equal to the sum of (A) one times (1x) your annual base salary and (B) a pro rata portion of your target annual bonus (prorated based on the percentage of the fiscal year that shall have elapsed through the Separation Date), in each case, as in effect on the Separation Date (or, if a reduction in your annual base salary gave rise to Good Reason under this Agreement, as in effect immediately prior to such reduction) (the “Severance Payment”); and

ii.
provided that you timely and properly elect to purchase continued healthcare coverage under COBRA, pay you a monthly amount equal to the employer portion of the monthly premiums paid under the Company’s group health plans as of the Separation Date, for the period ending on the earliest of (i) the one-year anniversary of the Separation Date, (ii) the date on which you become covered under another employer’s health plan and (iii) the expiration of the maximum COBRA continuation coverage period for which you are eligible under federal law. For the avoidance of doubt, you will be responsible for paying the applicable COBRA premiums directly to the Company’s COBRA administrator (the “COBRA Payment”).

The Severance Payment and COBRA Payment (to the extent payable as described above) will be paid in substantially equal installments over a period of twelve (12) months following the Separation Date in accordance with the Company’s regular payroll practices, beginning on the Company’s first regular payroll date following the date that the Separation Agreement (as defined below) becomes fully effective and irrevocable (and the first installment will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date), except as described in Section 6 below; provided, however, to the extent any severance payments or benefits that you were entitled to receive under the Employment Agreement were subject to Section 409A (as determined in good faith by the Company with the advice of outside counsel), the Severance Payment shall be paid on the schedule set forth in the Employment Agreement to the extent required to prevent any accelerated or additional tax or adverse consequences under Section 409A.

(b)
Change in Control Severance. If your employment with the Company is terminated in a Qualifying Termination on or within twelve (12) months following a Change in Control, then, in lieu of the payments described in Section 1(a) above and subject to terms and conditions of this Agreement, the Company will provide you with the following benefits:

i.
pay you an amount equal to two times (2x) the sum of your annual base salary and target annual bonus, in each case, as in effect on the Separation Date (or, if a reduction in your annual base salary gave rise to Good Reason under this Agreement, as in effect immediately prior to such reduction);

ii.
pay you an aggregate amount equal to the employer portion of the monthly premiums paid under the Company’s group health plans as of the Separation Date multiplied by twenty four (24) (the sum of (i) and (ii), “Change in Control Severance Payment”); and

iii.
any stock options or other equity-based award that you hold on the Separation Date, to the extent then-unvested, shall vest in full, with performance-based awards vesting at target, and, in the case of stock options, shall remain exercisable as provided in the equity plan or award agreement under which they were granted.

The Change in Control Severance Payment will be paid in substantially equal installments over a period of twelve (12) months following the Separation Date in accordance with the Company’s regular payroll practices, beginning on the Company’s first regular payroll date following the date that the Separation Agreement becomes fully effective and irrevocable (and the first installment will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date), except as described in Section 6 below; provided, however, that the Company shall pay the greatest portion of the Change in Control Severance Payment that is permissible under Section 409A (as determined in good faith by the Company with the advice of outside counsel) without resulting in any accelerated or additional tax or other adverse consequences under Section 409A in a lump sum on the Company’s first regular payroll date following the date that the Separation Agreement becomes fully effective and irrevocable (and will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date) but in no event will be paid later than March 15th of the year following the year in which the Separation Date occurs.

(c)
Death or Permanent Disability Severance. If your employment with the Company is terminated due to your death or by the Company due to your Permanent Disability, then, in lieu of the payments described in Sections 1(a) or 1(b) above and subject to terms and conditions of this Agreement, the Company will provide you with the following benefits:

i.
a pro rata portion of your target annual bonus for the year of termination, based on the percentage of the fiscal year that shall have elapsed through the Separation Date, payable in a lump sum on the Company’s first regular payroll date following the date that the Separation Agreement becomes fully effective and irrevocable (and will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date) (the “Death/Disability Payment”).

(d)	Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

i.	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

ii.
“Cause”  means any of the following: (i) your material failure to perform your employment duties (other than as a consequence of any illness, accident or disability); (ii) your continued, willful failure to carry out any reasonable lawful direction of the Company; (iii) your material failure to comply with any of the applicable rules of the Company contained in its Employee Handbook or any other Company policy; (iv) your fraud, willful malfeasance, gross negligence or recklessness in the performance of your employment duties; (v) your willful failure to comply with any of the material terms of any agreement between you and the Company; (vi) your other serious willful misconduct which causes material injury to the Company or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company’s other employees, or (vii) your conviction of a crime (or a pleading of guilt or nolo contendere), other than one which in the opinion of the board of directors of the Company does not affect your position as an employee of the Company.

iii.	“Change in Control” means any of the following:

a.
Any Person becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power, excluding any Person who is the Beneficial Owner of fifty percent (50%) or more of the voting power on the date this Agreement is accepted and agreed to by you, of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”), including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Outstanding Company Voting Securities directly from the Company, including, without limitation, in a public offering of securities, or (ii) any acquisition of Outstanding Company Voting Securities by the Company or any of its Subsidiaries, including, without limitation, an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Subsidiaries.

b.
Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company or the line of business to which your employment principally relates (a “Business Combination”), unless, following such Business Combination: (i) any Persons who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which, as a result of such transaction, owns all or substantially all of the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination; or (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, any of its Subsidiaries, such Successor Entity or any of its subsidiaries) is the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership of the Company existed prior to the Business Combination.

c.	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

iv.
“Good Reason” means, without your consent: (i) a material decrease in your base salary or failure to pay salary when due; (ii) a material diminution in your duties or responsibilities (provided however, that a mere change in your title or reporting relationship alone shall not constitute “Good Reason”); (iii) the failure of the Company to cause the transferee or successor to all or substantially all of the assets of the Company or line of business to which your employment principally relates to assume by operation of law or contractually the Company’s obligations hereunder; or (iv) the relocation of your principal work location to a location more than fifty (50) miles from its current location; provided, in each case, that (A) you provide written notice to the Company, setting forth in reasonable detail the event giving rise to Good Reason within thirty (30) days following the initial occurrence of such event, (B) such event is not cured by the Company within thirty (30) days following its receipt of such written notice, and (C) you actually terminate your employment not later than thirty (30) days following the expiration of such cure period.

v.
“Permanent Disability” means your inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more of the material functions of your position with or without reasonable accommodation, for a period of: (i) ninety (90) consecutive calendar days or (ii) an aggregate of one hundred and twenty (120) days out of any consecutive twelve (12)-month period, and which entitles you to receive benefits under a disability plan provided by the Company.

vi.	“Person” means an individual, entity, or organization, including a government or political subdivision, department, or agency of a government.

vii.
“Qualifying Termination” means a termination of your employment by the Company without Cause or your resignation from the Company for Good Reason. “Qualifying Termination” does not include a termination of your employment due to your death or Permanent Disability.

viii.	“Separation Date” means the date your employment with the Company terminates.

ix.
“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company or any other affiliate of the Company that is so designated, from time to time, by the Company, during the period of such affiliated status.

2.
Conditions to Payment. Any obligation of the Company to pay you the Cash Severance Payment, the COBRA Payment, the Change in Control Severance Payment or the Death/Disability Payment is conditioned upon (i) your continued compliance with all confidentiality, non-solicitation, no-hire, non-disparagement, invention assignment, cooperation and other similar obligations to, and other restrictive covenants in favor of, the Company or any of its subsidiaries or affiliates to which you are currently obligated, including, without limitation, those restrictive covenants included in the Employment Agreement, which shall remain in full force and effect in accordance with their terms (the “Restrictive Covenants”), and (ii) your (or your estate’s or legal representative’s, in the event of your death or Permanent Disability) execution and delivery to the Company of a separation agreement that includes a non-competition covenant that applies for one year following your termination of employment and general release and waiver in favor of the Company in a form reasonably acceptable to the Company (a “Separation Agreement”) and such Separation Agreement becoming fully effective and irrevocable by the date specified therein, but in no event more than sixty (60) days following the Separation Date.

3.
No Other Severance Benefits. The payments provided by this Agreement are in lieu of any severance or similar payments or benefits that you may otherwise be entitled to upon termination of employment with the Company or any of its subsidiaries or affiliates, including, without limitation, under any severance policy of the Company or any of its subsidiaries or affiliates.

4.
Withholding. The Company may withhold from all amounts payable under this Agreement any taxes or other amounts required by law to be withheld with respect to such payments, as determined by the Company in its sole discretion.

5.
Scope of Agreement. Nothing in this Agreement will be deemed to entitle you to continued employment with the Company or any of its subsidiaries or affiliates, limit the Company’s right to terminate your employment at any time for any reason or alter the at-will nature of your employment with the Company.

6.
Section 409A. All amounts payable under this Agreement are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”). To the extent required to comply with or be exempt from Section 409A, you will not be considered to have terminated employment with the Company for purposes of this Agreement, and no payment will be due to you under this Agreement, until you have incurred a “separation from service” from the Company within the meaning of Section 409A (after giving effect to the presumptions set forth therein). If you are determined to be a “specified employee” at the time of your separation from service then, to the extent necessary to prevent any accelerated or additional tax under Section 409A, payment of the amounts payable under this Agreement will be delayed until the earlier of (i) the date that is six months and one day following your separation from service or (ii) your death. Each amount paid to you pursuant to this Agreement shall be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under this Agreement shall be treated as the right to a series of separate payments. To the extent required to comply with Section 409A, if the period available to execute (and not revoke) the Separation Agreement spans two calendar years, the Cash Severance Payment, the COBRA Payment, the Change in Control Severance Payment or the Death/Disability Payment will be paid in the second calendar year. To the extent required to comply with Section 409A, a Change in Control will not be deemed to occur for purposes of this Agreement unless it is a “change in control event” as defined in Section 1.409A-3(i)(5)(i) of the Treasury Regulations, and if it is not a “change in control event,” payment of the severance described in Section 1(b) of this Agreement shall instead be paid as provided under Section 1(a) of this Agreement (unless the severance, or portion thereof, could be paid earlier without resulting in adverse tax consequences under Section 409A). Any reimbursement payable under this Agreement that is subject to Section 409A is subject to the following additional rules: (A) the amount of expenses eligible for reimbursement during any taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year; (B) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred, and (C) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit. Notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor any other person will be liable to you by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to any of the payments under this Agreement, including by reason of the failure of this Agreement to satisfy the applicable requirements of Section 409A in form or in operation.

7.
Section 280G. If all, or any portion, of the payments or benefits provided under this Agreement, either alone or together with any other payment or benefit that you receive or are entitled to receive from the Company or any of its subsidiaries or affiliates, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then, notwithstanding anything in this Agreement or any other agreement or plan to the contrary, you will be entitled to receive: (A) the amount of such payments or benefits, reduced such that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (B) if the amounts otherwise payable hereunder and under any other agreements and plans of the Company and its subsidiaries and affiliates (without regard to clause (A)), reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code) would be greater than the Limited Amount reduced by all taxes applicable thereto, the amounts otherwise payable hereunder and thereunder. All determinations under this Section 7 will be made by an accounting, consulting, or valuation firm selected, and paid for, by the Company.

8.
Assignment. Neither the Company nor you may assign any rights or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other, except that the Company may assign its rights and obligations under this Agreement without your consent in the event that you are transferred to a position with any of the Company’s subsidiaries or affiliates, and the Company will assign its rights and obligations under this Agreement in the event of a reorganization, consolidation, or merger involving the Company or any of its subsidiaries or affiliates in which the Company is not the surviving entity, or a transfer of all or substantially all of the Company’s assets or line of business to which your employment principally relates. This Agreement shall inure to the benefit of and be binding upon you and the Company and your and its respective successors, executors, administrators, heirs and permitted assigns.

9.
Governing Law; Validity. The laws of the Commonwealth of Massachusetts will govern all questions concerning the relative rights of you and the Company and all other questions concerning the construction, validity and interpretation of this Agreement, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which other provisions will remain in full force and effect.

10.
Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:        Lantheus Medical Imaging, Inc.
331 Treble Cove Rd.
N. Billerica, MA 01862
Attention: General Counsel

If to you:            To your address on file with the Company

11.
Miscellaneous. This letter agreement (and those Restrictive Covenants, which shall remain in full force and effect in accordance with their terms) is the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements, and understandings, whether written or oral, with respect to the subject matter described herein. No modification or amendment of this Agreement will be valid unless such modification or amendment is agreed to in writing and signed by you and by a duly authorized officer of the Company.

12.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute the same instrument.

[The remainder of the page is intentionally left blank.]

You acknowledge that the Company provided you with this Agreement at least ten (10) business days before it was to be effective. You acknowledge that you have been and are hereby advised of your right to consult an attorney before signing this agreement.
Sincerely,

LANTHEUS MEDICAL IMAGING, INC.

By:

Name: [Name]
Title: [Title]

ACCEPTED AND AGREED:

__________________________________
Name: [Name]